Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is presented to illustrate the estimated effects of the merger transaction involving Menlo Therapeutics Inc. (“Menlo”) and Foamix Pharmaceiticals Ltd. (“Foamix”) as described below.

On November 10, 2019, Menlo entered into an Agreement and Plan of Merger (as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of December 4, 2019, the “Merger Agreement”) with Foamix, and Giants Merger Subsidiary Ltd. (“Merger Sub”), a direct and wholly-owned Israeli subsidiary of Menlo, whereby Merger Sub agreed to merge with and into Foamix, with Foamix continuing as the surviving corporation and a wholly-owned subsidiary of Menlo (the “Merger”).

On March 9, 2020 (the “Effective Date”), the Merger was completed and Foamix is now a wholly-owned subsidiary of Menlo. Foamix ceased to be an SEC reporting company as of March 19, 2020 and all future SEC filings of the combined company will be made by Menlo.

On the Effective Date, each ordinary share of Foamix was exchanged for 0.5924 shares of common stock of Menlo (the “Exchange Ratio”). In addition, on the Effective Date, Foamix shareholders received one contingent stock right (“CSR”) for each Foamix ordinary share held by them. The CSRs were issued pursuant to the Contingent Stock Rights Agreement (the “CSR Agreement”), dated as of March 9, 2020, by and between Menlo and American Stock Transfer & Trust Company, LLC, and represented the non-transferable contractual right to receive shares of common stock of Menlo depending on the results of Menlo’s phase 3 clinical trials evaluating the safety and efficacy of once daily oral serlopitant for the treatment of prurigo nodularis (the “Phase III PN Trials”).

As previously disclosed by Menlo in its Current Report on Form 8-K filed with the SEC on April 6, 2020, each of Menlo’s Phase III PN Trials (study MTI-105 and study MTI-106) did not meet their respective primary endpoint of demonstrating statistically significant reduction in pruritus in patients treated with serlopitant compared to placebo based upon a 4-point improvement responder analysis. Accordingly, pursuant to the terms of the CSR Agreement, each CSR was converted into 1.2082 shares of Menlo common stock, resulting in an effective Exchange Ratio in the Merger of 1.8006 shares of Menlo common stock for each Foamix ordinary share. Following the delivery of the shares of Menlo common stock underlying the CSRs, pre-Merger Foamix shareholders and pre-Merger Menlo stockholders own approximately 82% and 18% of post-Merger Menlo, respectively. The following unaudited pro forma condensed combined financial information does not give effect to the reported Phase III Trial results and CSR conversion.

The below unaudited pro forma condensed combined balance sheet as of December 31, 2019 combines the historical audited balance sheets of Menlo and Foamix as of December 31, 2019, giving effect to the Merger as if it had been consummated on December 31, 2019. The below unaudited pro forma condensed combined statement of operations and comprehensive loss for the year ended December 31, 2019 gives effect to the Merger as if it had been consummated on January 1, 2019. The unaudited pro forma condensed combined financial information also gives effect to the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information has been prepared in accordance with SEC Regulation S-X Article 11 and by using the acquisition method of accounting in accordance with the business combination accounting guidance set forth in Accounting Standards Codification 805, Business Combinations. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the combined operating results or financial position that would have occurred if the Merger had been consummated on the dates and in accordance with the assumptions described herein, nor is it necessarily indicative of future results of operations or financial position of the combined company.

On the Effective Date, Menlo issued shares of its common stock to Foamix shareholders and became the legal parent of Foamix, however, Foamix was deemed the “accounting acquirer” in the Merger. Accordingly, the below unaudited pro forma condensed combined financial information reflects Foamix acquiring Menlo, and the Merger will be accounted for as a reverse acquisition, with Foamix allocating the purchase price consideration to the tangible and intangible assets acquired and liabilities assumed from Menlo, and the excess purchase price recorded as goodwill. In accordance with reverse acquisition accounting, Foamix’s consolidated financial statements will be deemed those of the predecessor entity and will reflect the Merger with Menlo beginning on the Effective Date.

Prior to the Effective Date, Foamix conducted detailed valuation studies to determine the fair values of the Menlo assets and liabilities deemed being acquired and sought to determine whether there were any adjustments necessary to conform Menlo’s significant accounting policies to those of Foamix. Based upon Foamix’s review of Menlo’s summary of significant accounting policies, Foamix determined that there were no material adjustments in significant accounting policies required, nor were there any amounts in the historical financial statements of Menlo that were required to be reclassified in the unaudited pro forma condensed combined financial information in order to conform to Foamix’s financial statement presentation.

Under the acquisition method of accounting, the total purchase price is allocated to the assets acquired and liabilities assumed from Menlo based on their estimated fair values. The estimated fair values were determined based on valuation studies, discussions with Menlo’s management, due diligence and information presented in public filings. Historical financial information concerning Foamix and Menlo has been adjusted to give effect to matters that are (i) directly attributable to the Merger, (ii) factually supportable and (iii) with respect to the statements of operations and other comprehensive loss, expected to have a continuing impact on the operating results of the combined company.

The unaudited pro forma condensed combined financial information furthermore does not give effect to the potential impact of any anticipated synergies, operating efficiencies or cost savings that may result from the Merger, or to any integration costs.

The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial information. In addition, the unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with the following, which are incorporated by reference herein:

•	the separate historical audited financial statements of Foamix as of December 31 2019 and 2018, and for the three years ended, December 31, 2019, included in Foamix’s Annual Report on Form 10-K filed with the SEC on March 12, 2020, which are filed as Exhibit 99.1 to the Current Report on Form 8-K accompanying this unaudited pro forma condensed combined financial information;

•	the separate historical audited financial statements of Menlo as of December 31 2019 and 2018, and for the three years ended, December 31, 2019, included in Menlo’s Annual Report on Form 10-K filed with the SEC on March 3, 2020;

Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2019
(in thousands, except per share data)

	Historical		Pro Forma		Pro Forma
	Foamix	Menlo	Adjustments	Note	Combined
ASSETS
Current assets:
Cash and cash equivalents	$43,759	$30,777	$-		$74,536
Restricted cash	825	-	-		825
Short term bank deposits	12,102	-	-		12,102
Investment in marketable securities	16,246	46,167	-		62,413
Restricted investment in marketable securities	434	-	-		434
Prepaid expenses, trade receivable and other current assets	1,692	1,383	-		3,075
Inventory	1,356	-	-		1,356
Total current assets	76,414	78,327	-		154,741

Non-current assets
Property and equipment, net	2,885	98	(98)		2,885
Operating lease right-of-use assets	1,694	671	(671)	4(a)	1,694
Prepaid expenses and other non-current assets	166	73	(73)		166
In-process research & development	-	-	50,300	4(b)	50,300
Goodwill	-	-	4,045	4(c)	4,045
TOTAL NON-CURRENT ASSETS	4,745	842	53,503		59,090

Total assets	$81,159	$79,169	$53,503		$213,831

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accruals:
Trade payables	$19,352	$3,771	$-		$23,123
Operating lease liabilities	1,092	700	(700)	4(a)	1,092
Contingent stock right	-	-	19,636	4(d)	19,636
Employee related obligations	5,231	-	-		5,231
Accrued expenses and other current liabilities	3,651	6,190	14,931	4(e)	24,772
Total current liabilities	29,326	10,661	33,867		73,854

Long-term liabilities:
Liability for employee severance benefits	424	-	-		424
Operating lease liabilities	653	-	-		653
Long-term debt	32,725	-	-		32,725
Other liabilities	456	-	-		456
Total long-term liabilities	34,258	-	-		34,258
Total liabilities	63,584	10,661	33,867		108,112

Commitments
Shareholders’ equity:				4(f)
Stockholders’ equity	2,659	3	(2,656)		6
Additional paid-in capital	325,498	252,820	(147,092)		431,226
Accumulated deficit	(310,587)	(184,339)	169,408		(325,518)
Accumulated other comprehensive income	5	24	(24)		5
Total shareholders’ equity	17,575	68,508	19,636		105,719
Total liabilities and shareholders’ equity	$81,159	$79,169	$53,503		$213,831

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

Unaudited Pro Forma Condensed Combined Statement of Operations and Other Comprehensive Loss For the Year Ended December 31, 2019
(in thousands, except per share data)

	Historical		Pro Forma		Pro Forma
	Foamix	Menlo	Adjustments	Note	Combined
Revenues	$443	$-	$-		$443
Operating expenses:

Research and development	51,202	53,761	-		104,963
Selling, general and administrative	45,114	22,481	(6,914)	4(e)	60,681
Total operating expenses	96,316	76,242	(6,914)		165,644
Operating loss	95,873	76,242	(6,914)		165,201
Finance income and other expenses, net	(519)	(2,539)	-		(3,058)
Loss before income tax	95,354	73,703	(6,914)		162,143
Income tax	(176)	-	-		(176)
Net loss for the period	$95,178	$73,703	$(6,914)		$161,967
Net unrealized gains from marketable securities	(47)	(120)	-		(167)
Gains on marketable securities reclassified into net loss	2	-	-		2
Net unrealized gains on derivative financial instruments	(3)	-	-		(3)
Total Other Comprehensive Income	(48)	(120)	-		(168)
Comprehensive loss	$95,130	$73,583	$(6,914)		$161,799

Loss per share, basic and diluted	$1.66	$3.09	$-		$2.68
Weighted-average number of shares outstanding used in computation of basic and diluted loss per share in thousands	57,292	23,819	36,550	4(g)	60,369

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1. Description of the Transaction

On November 10, 2019, Menlo entered into an Agreement and Plan of Merger (as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of December 4, 2019, the “Merger Agreement”) with Foamix, and Giants Merger Subsidiary Ltd. (“Merger Sub”), a direct and wholly-owned Israeli subsidiary of Menlo, whereby Merger Sub agreed to merge with and into Foamix, with Foamix continuing as the surviving corporation and a wholly-owned subsidiary of Menlo (the “Merger”).

On March 9, 2020 (the “Effective Date”), the Merger was completed and Foamix is now a wholly-owned subsidiary of Menlo. Foamix ceased to be an SEC reporting company as of March 19, 2020 and all future SEC filings of the combined company will be made by Menlo.

On the Effective Date, each ordinary share of Foamix was exchanged for 0.5924 shares of common stock of Menlo (the “Exchange Ratio”). In addition, on the Effective Date, Foamix shareholders received one contingent stock right (a “CSR”) for each Foamix ordinary share held by them. The CSRs were issued pursuant to the Contingent Stock Rights Agreement (the “CSR Agreement”), dated as of March 9, 2020, by and between Menlo and American Stock Transfer & Trust Company, LLC, and represented the non-transferable contractual right to receive shares of common stock of Menlo depending on the results of Menlo’s phase 3 clinical trials evaluating the safety and efficacy of once daily oral serlopitant for the treatment of prurigo nodularis (the “Phase III PN Trials”).

As previously disclosed by Menlo in its Current Report on Form 8-K filed with the SEC on April 6, 2020, each of Menlo’s Phase III PN Trials (study MTI-105 and study MTI-106) did not meet their respective primary endpoint of demonstrating statistically significant reduction in pruritus in patients treated with serlopitant compared to placebo based upon a 4-point improvement responder analysis. Accordingly, pursuant to the terms of the CSR Agreement, each CSR was converted into 1.2082 shares of Menlo common stock, resulting in an effective Exchange Ratio in the Merger of 1.8006 shares of Menlo common stock for each Foamix ordinary share. Following the delivery of the shares of Menlo common stock underlying the CSRs, pre-Merger Foamix shareholders and pre-Merger Menlo stockholders own approximately 82% and 18% of post-Merger Menlo, respectively. The following unaudited pro forma condensed combined financial information does not give effect to the reported Phase III Trial results and CSR conversion.

Each of the percentages above is calculated on a fully-diluted basis using the treasury stock method and gives effect to all dilutive stock options, units and warrants outstanding as of the signing of the Merger Agreement. In addition, such percentages are based on the fully-diluted number of Foamix shares and Menlo shares on November 4, 2019 and assumes no subsequent issuances since such date.

Note 2. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with SEC Regulation S-X Article 11 and by using the acquisition method of accounting in accordance with the business combination accounting guidance set forth in Accounting Standards Codification 805, Business Combinations (“ASC 805”). The unaudited pro forma condensed combined statements of operations and other comprehensive loss for the year ended December 31, 2019, gives effect to the Merger as if it had been consummated on January 1, 2019. The unaudited pro forma condensed combined balance sheet as of December 31, 2019 gives effect to the Merger as if it had been consummated on December 31, 2019.

The unaudited pro forma condensed combined financial information has been derived from the historical financial statements of Foamix and Menlo that are incorporated by reference into this filing. Based upon Foamix’s review of Menlo’s summary of significant accounting policies, Foamix determined that there were no material adjustments in significant accounting policies required, nor were there any amounts in the historical financial statements of Menlo that were required to be reclassified in the unaudited pro forma condensed combined financial information in order to conform to Foamix’s financial statement presentation. ..

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting in accordance with the business combination accounting guidance as provided in ASC 805, with Foamix treated as the accounting acquirer. Since Menlo is the legal acquirer, the Merger will be accounted for as a reverse acquisition. Under ASC 805, Foamix’s total estimated purchase price is calculated as described in Note 3, and the assets acquired and liabilities assumed of Menlo are measured and recorded at their estimated fair values. For the purpose of measuring the estimated fair value of the assets acquired and liabilities assumed, Foamix estimated the fair values as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the Effective Date. The fair value measurements utilize estimates based on key assumptions of the Merger, including historical and current market data.

The historical financial information has been adjusted to give effect to matters that are (i) directly attributable to the Merger, (ii) factually supportable and (iii) with respect to the statements of operations and other comprehensive loss, expected to have a continuing impact on the operating results of the combined company. Transaction costs included in the historical financial information have been excluded from the unaudited pro forma condensed combined statements of operations and other comprehensive loss as they reflect charges directly related to the Merger which do not have an ongoing impact. However, the anticipated transaction costs, which were not included in the historical financial information, are reflected in the unaudited pro forma condensed combined balance sheet as an increase to accounts payable and other current liabilities and a decrease to retained earnings (which is an increase to accumulated deficit, in the case of the combined company). In addition, the unaudited pro forma condensed combined statement of operations and other comprehensive loss does not include anticipated one-time costs directly attributable to the transaction, employee retention costs or professional fees incurred or to be incurred by Foamix or Menlo pursuant to provisions contained in the Merger Agreement.

The combined company expects to incur significant costs associated with integrating the operations of Foamix and Menlo after the Merger is completed. The unaudited pro forma condensed combined financial information do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies or revenue synergies expected to result from the Merger.

Note 3. Estimate of Consideration Expected to be Transferred

The following is the Merger Consideration (as defined in the Merger Agreement) to be transferred to effect the Merger:

(in thousands, except share data)	Total
Deemed (for accounting purposes only) issuance of Foamix shares to Menlo stockholders	$123,757
Deemed (for accounting purposes only) conversion of Menlo equity awards	7,322
Total consideration*	$131,079

* This amount reflects total consideration prior to reduction in respect of the CSRs that were issued to Foamix shareholders and that reduced the Menlo stockholders’ relative ownership in the combined company. If the effect of the CSRs is included, the total consideration deemed paid by Foamix, as the accounting acquirer, to Menlo stockholders and equity award holders in the Merger would be reduced to approximately $111.4 million, as shown in the purchase price allocation table further below in this Note 3.

Based on Foamix’s closing share price of $2.99 as of March 9, 2020, the Merger Consideration under reverse acquisition accounting would be approximately $131.1 million, consisting of $123.8 million for the deemed (for accounting purposes only) issuance of 41.4 million Foamix shares assuming that no upwards adjustment was made to the Exchange Ratio relating to the CSR, and $7.3 million for the fair value of Menlo equity awards deemed (for accounting purposes only) to be converted into Foamix equity awards. The converted stock options represent the fair value of such options attributable to service prior to the Merger date using the Foamix closing share price of $2.99 as of March 9, 2020 as an input to the Black Scholes valuation model to determine the fair value of the options.

The allocation of the purchase price to the fair values of assets acquired and liabilities assumed includes unaudited pro forma adjustments to reflect the fair value of Menlo’s assets and liabilities. The allocation of the purchase price is as follows:

(in thousands)
Cash and cash equivalents	$38,641
Investment in marketable securities	22,703
Prepaid expenses and other current assets	1,581
In-process R&D	50,300
Goodwill	4,045
Total assets	117,270
Current liabilities	(5,827)
Total liabilities	(5,827)
Estimated purchase price *	$111,443

* Reflects reduction in the purchase price deemed paid to Menlo stockholders in the Merger on the assumption that the CSRs, in an aggregate value of $19.6 million, convert into additional shares of the combined company for the Foamix shareholders, thereby resulting in a lower percentage of the combined company’s outstanding shares being owned by Menlo stockholders following the Merger, see Note 4(d). As previously disclosed by Menlo in its Current Report on Form 8-K filed with the SEC on April 6, 2020, each of Menlo’s Phase III PN Trials (study MTI-105 and study MTI-106) did not meet their respective primary endpoint of demonstrating statistically significant reduction in pruritus in patients treated with serlopitant compared to placebo based upon a 4-point improvement responder analysis. Accordingly, pursuant to the terms of the CSR Agreement, each CSR was converted into 1.2082 shares of Menlo common stock, resulting in an effective Exchange Ratio in the Merger of 1.8006 shares of Menlo common stock for each Foamix ordinary share. Following the delivery of the shares of Menlo common stock underlying the CSRs, pre-Merger Foamix shareholders and pre-Merger Menlo stockholders own approximately 82% and 18% of post-Merger Menlo, respectively, each calculated on a fully diluted basis. The following unaudited pro forma condensed combined financial information does not give effect to the reported Phase III Trial results and CSR conversion as it occurred after the Effective Date.

Note 4. Adjustments to Unaudited Pro Forma Condensed Combined Financial Statements

The unaudited adjustments included in the unaudited pro forma condensed combined financial information are as follows:

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations and Other Comprehensive Loss and Condensed Combined Balance Sheets

(a) Operating lease right-of-use asset and liabilities. Reflects the removal of the operating lease right-of-use asset and liability related to Menlo’s Redwood City, CA facility from the accompanying unaudited pro forma condensed combined balance sheet. As the lease term is less than 12 months, the combined company expects to keep the lease off the balance sheet and recognize the lease payments in its statements of operations and comprehensive loss on a straight-line basis over the remaining lease term.

(b)  Other intangible assets. Represents the unaudited pro forma adjustment to reflect the fair value of Menlo’s intangible assets of approximately $50.3 million.

Identified intangibles assets acquired consist of the following (in millions):

Intangible asset	Estimated Fair Value
Acquired indefinite life intangible assets(1)	$50,300
Estimated fair value of identified intangible assets	$50,300

(1) Represents acquired IPR&D assets which are initially recognized at fair value and are classified as indefinite-lived assets until the successful completion or abandonment of the associated research and development efforts. Accordingly, during the research and development period after the Effective Date of the combination, these assets will not be amortized into earnings; instead these assets will be subject to periodic impairment testing. Upon successful completion of the development process for an acquired IPR&D project, determination as to the useful life of the asset will be made; at that point in time, the asset would then be considered a finite-lived intangible asset and would be amortized into earnings. Following the reported results of the Phase III PN Trials as described in Note 1, Menlo expects to record an impairment charge related to the IPR&D assets in its consolidated statement of operations and comprehensive loss for the three-months and six-months ending June 30, 2020, see Note 5.

(c)  Goodwill. Reflects the excess of the purchase price paid over the fair value of Menlo’s net tangible and identifiable intangible assets and liabilities, assumed. Goodwill will not be amortized but will be tested for impairment annually or when events or circumstances change that could potentially reduce the fair value. The estimated purchase price of the transaction and the excess purchase price over the fair value of the identifiable net assets acquired, are calculated as follows (in thousands):

Purchase price	$111,443
Less: fair value of net assets acquired, including other identifiable intangibles	(107,398)
Pro forma goodwill adjustment	$4,045

Following the reported results of the Phase III PN Trials as described in Note 1, Menlo expects to record an impairment charge related to the Goodwill assets in its consolidated statement of operations and comprehensive loss for the three-months and six-months ending June 30, 2020, see Note 5.

(d) Contingent Stock Right (“CSR”). The CSR in an amount of $19.6 million is recognized as a liability in the unaudited pro forma condensed combined balance sheet. The liability is measured at fair value as of the acquisition date in accordance with ASC 805-31-25-5 and subsequently at each reporting date thereafter. The issuance of the CSR was dependent on (i) the Merger being completed prior to May 31, 2020 and (ii) the Efficacy Determination not being delivered to Menlo and Foamix on or before the date the Merger is completed. The fair value of the CSR as recorded in the unaudited pro forma condensed combined balance sheet takes into consideration the probabilities of the following scenarios (a) Serlopitant Significance was achieved in both Phase III PN Trials (b) Serlopitant Significance was achieved in only one Phase III PN Trial and (c) Serlopitant Significance was not achieved or has not been determined on or before May 31, 2020.

As previously disclosed by Menlo in its Current Report on Form 8-K filed with the SEC on April 6, 2020, each of Menlo’s Phase III PN Trials (study MTI-105 and study MTI-106) did not meet their respective primary endpoint of demonstrating statistically significant reduction in pruritus in patients treated with serlopitant compared to placebo based upon a 4-point improvement responder analysis. Accordingly, pursuant to the terms of the CSR Agreement, each CSR was converted into 1.2082 shares of Menlo common stock, resulting in an effective Exchange Ratio in the Merger of 1.8006 shares of Menlo common stock for each Foamix ordinary share. Following the delivery of the shares of Menlo common stock underlying the CSRs, pre-Merger Foamix shareholders and pre-Merger Menlo stockholders own approximately 82% and 18% of post-Merger Menlo, respectively, each calculated on a fully diluted basis. The unaudited pro forma condensed combined financial information does not give effect to the reported Phase III Trial results and CSR conversion.

(e) Acrrued expenses and other current liabilities. Total transaction costs and other non-reccuring costs related to the Merger are estimated to be $21.8 million. Transaction costs of $6.9 million were included the historical financial information and have been recorded as an adjustment in selling, general and administrative expenses within the unaudited pro forma condensed combined statements of operations and other comprehensive loss for the year ended December 31, 2019. The adjustment amount of $14.9 million recorded as an increase to accounts payable and other current liabilities in the accompanying unaudited pro forma condensed combined balance sheet represents the remaining estimated transaction costs expected to be incurred by the combined company.

Total Menlo transaction costs and other non-reccuring costs related to the Merger are estimated to be $15.0 million, including $8.1 million of estimated severance benefits for employees expected to be terminated after the Effective Date. Approximately $3.1 million of Menlo transaction costs were included in the historical financial information and have been recorded as an adjustment in selling, general and administrative expenses within the unaudited pro forma condensed combined statements of operations and other comprehensive loss for the year ended December 31, 2019. Approximately $11.9 million of estimated Menlo transaction costs which were not included in the historical financial information, have been recorded as an increase to accounts payable and other current liabilities in the accompanying unaudited pro forma condensed combined balance sheet represents the remaining estimated transaction costs expected to be incurred.

Total Foamix transaction costs and other non-reccuring costs related to the Merger are estimated to be $6.8 million, of which approximately $3.8 million were included in the historical financial information and have been recorded as an adjustment in selling, general and administrative expenses within the unaudited pro forma condensed combined statement of operations and other comprehensive loss for the year ended December 31, 2019. Approximately, $3.0 million of estimated Foamix transaction costs which were not included in the historical financial information, have been recorded as an increase to accounts payable and other current liabilities in the accompanying unaudited pro forma condensed combined balance sheet and represents the remaining estimated transaction costs expected to be incurred.

(f) Stockholders’ equity. Under reverse acquisition accounting, the amount of common stock reflects the equity structure of the legal acquirer (the par value and the number of shares of common stock issued by Menlo). The unaudited pro forma condensed combined balance sheet reflects the elimination of Foamix’s historical ordinary shares and the recognition of approximately 36.6 million shares, par value $0.0001 per share, of Menlo common stock that was issued and outstanding upon consummation of the Merger (equal to $3.7 thousand of common stock, and not including the CSR conversion, see Note 5). The amount of additional paid-in capital represents that of Foamix, as adjusted to reflect the purchase price related to Foamix shares deemed (for accounting purposes) issued in the Merger, less the par value of the shares of Menlo common stock outstanding after the combination and includes $7.3 million to reflect the portion of the purchase price related to the total estimated fair value of Menlo equity awards deemed (for accounting purposes only) to be converted into Foamix equity awards (Menlo stock options and Menlo RSUs outstanding as of March 9, 2020). The converted stock options represent the fair value of such options attributable to service prior to the Merger date using the Foamix closing share price of $2.99 as of March 9, 2020 as an input to the Black Scholes valuation model to determine the fair value of the options.

Accumulated deficit of Foamix as the accounting acquirer was increased by $14.9 million for estimated transaction costs as further described in Note 4(e). These estimated transaction costs have been excluded from the unaudited pro forma condensed combined statement of operations and other comprehensive loss as they reflect charges directly related to the Merger that do not have an ongoing impact.

(g)  Shares outstanding. The unaudited pro forma weighted average number of basic and diluted shares outstanding is calculated for the period presented by adding Menlo’s weighted number of basic shares of common stock outstanding for that period and the number of Menlo shares of common stock that would have been issued to Foamix shareholders as a result of the Merger and assuming that no upwards adjustment is made to the Exchange Ratio relating to the CSR.

Note 5. Subsequent Event

As previously disclosed by Menlo in its Current Report on Form 8-K filed with the SEC on April 6, 2020, each of Menlo’s Phase III PN Trials (study MTI-105 and study MTI-106) did not meet their respective primary endpoint of demonstrating statistically significant reduction in pruritus in patients treated with serlopitant compared to placebo based upon a 4-point improvement responder analysis. As a result, Menlo does not intend to pursue the development. Accordingly, Menlo expects to record a full impairment charge related to the IPR&D and Goodwill assets further described in Note 4(b) and Note 4(c), respectively, in its consolidated statement of operations and comprehensive loss for the three-months and six-months ending June 30, 2020. In addition, pursuant to the terms of the CSR Agreement, each CSR was converted into 1.2082 shares of Menlo common stock, resulting in an effective Exchange Ratio in the Merger of 1.8006 shares of Menlo common stock for each Foamix ordinary share. On April 6, 2020, the CSR conversion resulted in the issuance and delivery of 74,544,413 shares of Menlo common stock underlying the CSRs. As a result, the loss per share was decreased by $1.48 per share, from $2.68 per share to $1.2 per share, on a pro forma basis for the year ended December 31, 2019. The conversion of the CSR also affected the Exchange Ratio applicable to the pre-Merger Foamix equity awards and warrants outstanding as of March 9, 2020 in a manner consistent with the foregoing.